Exhibit 10.17

Consultancy Agreement

This Consultancy Agreement (the “Agreement”) is made By and Between:

P.V. Nano Cell Ltd., Israeli company number 514287093, of HaMasger Street 8, Migdal Haemek, POB 236, 23100, Israel (the “Company”); and

Mr. Meni Biran, Israeli ID No. 055997910, of 6 Lakov St., Hertzliya, Israel (the “Consultant”); and

Whereas	the Company wishes to retain the Consultant as an independent contractor, to serve as the Company's VP Sales and Marketing and to provide the Company with certain Services, as further detailed in Schedule A and as provided in this Agreement (the “Services”), and the Consultant agrees to provide such Services.

Now, Therefore, the parties have agreed as follows:

1.	Consultancy Agreement

1.1	The preamble hereto and the appendices attached hereto form integral and binding parts of this Agreement.

1.2	The Company hereby retains the Consultant, and the Consultant agrees to act as the Company's VP Sales and Marketing and to provide the Company with the Services, effective as June 18th 2015 (the "Effective Date"). The scope of the Services will be as set forth in Schedule A.

Following termination of this Agreement, on September 1, 2015, the Parties will evaluate and review the possibility of hiring the Consultant as a full time employee of the Company. If the parties will agree on that date to continue their engagement in the framework of employment relationship, the Consultant's terms of employment for a full time position shall substantially include the following: (1) Gross monthly salary in the amount of NIS 22,400; (2) payment for overtime hours in the amount of NIS 5,600 per month; (3) study fund (7.5%- Company and 2.5%- employee) on the Gross monthly salary and overtime hours; (4) Benevolent Fund-Bituach Menahalim: the company will pay a minimum of 13.33% and up to a maximum of 15.83% (as of the employees polisot) on the Gross monthly salary and overtime hours (5) car allowance in the amount of NIS 5,000 not including fuel and route 6 expenses which will be paid by the company; (6) 17 annual vacation days per year following one year of employment; (7) two weeks prior notice if termination is provided at will during the first year of employment, and after June 18th 2016 one month prior notice if termination is provided; (8) reimbursement for expenses (including mobile phone expenses fuel and route 6 expenses).

1.3	The Consultant will provide the Services personally, and may not assign or sub-contract the performance of the Services to any third party, without the prior written consent of the Company.

1.4	The Consultant agrees to dedicate his best experience, talent, expertise and knowledge for the provision of the Services, and to perform the Services in a loyal and dedicated manner, and in accordance with the reasonable policy and instructions of the Company's CEO, VP Operations or any other person appointed by the Company.

1.5	During the term of this Agreement, the Consultant shall not engage in any activity, commercial or otherwise, if such activity can reasonably be expected to create or assist a conflict of interests or competition with the Company.

1.6	The Company may approve a change in the position, reporting structure, title, responsibilities and authority of the Consultant; and such change shall not be considered a breach of this Agreement provided, however, that Consultant's remuneration shall not be derogated from.

1.7	The Consultant confirms that he does not bring and was not required to bring to the Company any proprietary materials of third parties, and that the Consultant is under no restrictions regarding the rendering of the Services to the Company and the execution of this Agreement.

1.8	The Consultant is an independent contractor. The parties do not intend, and this Agreement and the performance of the Services hereunder shall not be construed to give effect to employment, partnership, joint venture or agency relations between the parties and the Consultant undertakes not to present any claims against the Company in that regard.

1.9	should the Consultant or any other party on its behalf present any other claim against the Company, whether based upon allegation of employee-employer relations or otherwise, the Consultant will indemnify and hold the Company harmless for and against such claims, and the Company may offset any consideration it may owe to the Consultant against such claims.

1.10	The Consultant is not allowed to obligate and/or bind the Company in any way and/or create any commitments on the Company's behalf, except as required for the performance of the Services and as authorized by the Company.

1.11	The Consultant shall perform the Services according to all laws, rules and regulations applicable to the Consultant. Without derogating from the above said, the Consultant specifically warrants that he shall comply with all applicable rules and regulations concerning the prevention of corruption, money laundering and terrorism, and in accordance thereto.

1.12	The consultant will need to come to PVN premises not more than three days a week, average, which will be coordinated with the VP Operations or CEO. Regardless the consultant will perform all his agreed duties.

2.	Remuneration

2.1	Options: subject to the approval of the Board of Directors of the Company, the Company will issue to the Consultant options to purchase ordinary shares of the Company par value NIS 0.01 each, in the amount, on such vesting schedule and at an exercise price to be determined by the Board of Directors of the Company, and pursuant to the provisions of the Company’s 2010 Option Plan and an Option Award Agreement to be signed by and between the Company and the Consultant.

2.2	Leased Car: The Company will provide the Consultant with a leased car and will pay for the fuel expenses by cash upon fuel gas station invoices in accordance with the Company’s procedures related to the use of Company's leased cars.

2.3	The parties confirm that the remuneration described in this Chapter 2 is the full and exclusive remuneration due to the Consultant for the Services hereunder.

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3.	Secrecy and other Intellectual Property Issues

3.1	The Consultant undertakes to execute, perform and abide by the Secrecy and Intellectual Property Undertaking as attached hereto as Schedule B.

4.	Period of the Agreement

4.1	This Agreement is made for a period commencing on the Effective Date and ending on September 1, 2015, subject to the right of each party to terminate it earlier upon a 14 days prior written notice to the other party.

4.2	In addition, the Company shall have a right to terminate this Agreement immediately – if termination is made for Cause. The term “Cause” in this Agreement shall be defined as any of the following events or acts of the Consultant: (i) dishonesty, willful disobedience of any lawful order or instruction given by the Company through its managers; (ii) conviction for any criminal offence; or (iii) material breach of this Agreement which has not been rectified within 7 days of prior notice, breach of confidence or loyalty by the Consultant.

4.3	Except as provided by law, termination of this Agreement is without liability of the Company for any claims or payments beyond those earned or accrued in the course of the Services hereunder; and the Consultant hereby waives any and all such claims towards the Company, its affiliates and any other third party. Without derogating from the generality of the aforementioned, termination of this Agreement will not entitle either party to any compensation.

5.	General Provisions

5.1	This Agreement forms the complete and exclusive agreement between the parties as to its subject matter; and it cancels any prior verbal or written agreement related thereto. Any change to this Agreement requires a duly signed document.

5.2	Any notice sent by one party to the other by registered mail will be deemed to have been received on the third business day after the day of mailing. Fax and electronic messages will be deemed to have been received on the business day following the day of transmission.

5.3	The failure or delay of either party to require the performance of any term under this Agreement, or the waiver by either party of any breach under this Agreement, shall not prevent subsequent enforcement of such terms, nor be deemed a waiver of any subsequent or prolonged breach.

5.4	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law. The parties hereby irrevocably submit to the jurisdiction of the courts in the City of Haifa in respect of any dispute or matter arising out of or connected with this Agreement.

And in Witness hereof the parties sign and execute this Agreement on June 17, 2015

/S/ Dr. Fernando de la Vega	/S/ Meni Biran
The Company	The Consultant

P.V. NANO CELL LTD.	Mr. Meni Biran

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SCHEDULE A

Services and Scope:

1.	The Consultant's Services shall include:

•	_______________________________________________________.

•	_______________________________________________________.

•	_______________________________________________________.

•	_______________________________________________________.

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SCHEDULE B

SECRECY AND INTELLECTUAL PROPERTY UNDERTAKING

In consideration of the disclosure by the Company to the Consultant of information relating to the Services and the remuneration as set out in Section 2 of the Agreement, the Consultant agrees as follows:

1.	The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of the Company or of any third party which is disclosed to Consultant or which he otherwise obtains or generates as a result of the Services (including the implications, results and applications of the Services and any knowhow, intellectual property and other rights relating to the results of the Services), including without limitation technical, business, marketing, financial, administrative, management and commercial information related to the Company, its products, current or prospective, knowhow, technology, trade secrets, software, copyright, process, commercial relations, actual and potential clients and suppliers, business or other plans, and any other information of a proprietary or confidential nature. Without derogating from the generality of the above said, information which by nature is deemed to be proprietary and non-public information and any information discussed and presented at any meeting of the Company in which the Consultant attended shall also be recognized as Proprietary Information.

2.	The term “Proprietary Information” does not include information (i) which is, at the date of signature hereof or thereafter, enters the public domain, through no act or omission by the Consultant, (ii) information which was known to Consultant prior to its disclosure (in the case of information disclosed by Company) or prior to its generation (in the case of Proprietary Information generated by Consultant), as evidenced by his written records at the time of disclosure or generation (as applicable), (iii) information developed independently by Consultant without use of or reference to the Proprietary Information, as demonstrated by documentary evidence, (iv) information received by Consultant at any time from other sources that were legally entitled to receive and transfer such information without any obligation of confidentiality to Company.

3.	Proprietary Information is recognized by Consultant as being confidential and the exclusive and sole property of the Company.

4.	The Consultant undertakes to maintain the confidentiality of the Proprietary Information, not to disclose or make available to any third party any of the Proprietary Information nor to make any use or enable others to make any use thereof other than for purposes of the Services, without the express prior written approval of the Company.

If required by law, Consultant may disclose Proprietary Information to a governmental authority or by order of a court of competent jurisdiction, provided that (a) unless restricted by such authority, Consultant shall immediately notify Company and take reasonable steps to assist Company in contesting such request, requirement or order or otherwise protecting Company’s rights and (b) Consultant shall limit the scope of such disclosure only to such portion of the Proprietary Information that it is legally required to disclose.

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The confidentiality and non-use obligations contained herein will remain valid and binding regardless of the termination of the Agreement and shall survive for a period of seven (7) years from the date of termination of this Agreement, and with respect to technological and technical information of the Company including trade secrets, the post termination period of compliance shall remain until said information comes into the public domain through no fault of the Consultant.

5.	The term “Proprietary Rights” shall mean all inventions, discoveries, ideas, know-how, works of authorship and confidential information, including copyrights, patents and patent applications, trade secrets, trademarks, service marks, design marks, any registrations or applications relating to any of the foregoing.

Inventions, if any, patented or unpatented, made by Consultant prior to the date of this Agreement are excluded from the scope of this Agreement.

Consultant hereby assigns and agrees to assign in the future (when any such inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all his right, title and interest in and to any and all Proprietary Rights whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or generated by Consultant, either alone or jointly with others, in the performance of Services for the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 5, are hereinafter referred to as “Company Inventions.”

The Consultant acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) in the performance of the Services for the Company and which are protectable by copyright are “works made for hire” and are the property of the Company pursuant to applicable copyright law. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent including the right to prevent changes in such works and/or to be named in his name.

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Consultant will assist the Company in every proper way to obtain, and from time to time enforce, any patent rights relating to Company Inventions in any and all countries, at Company’s expense. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such patent rights and the assignment thereof. In addition, Consultant will execute, verify and deliver such assignments of such patent rights to the Company or its designee as the Company may reasonably request. The Company shall compensate Consultant at a reasonable rate for the time actually spent by Consultant at the Company’s request on such assistance. Consultant's obligation to assist the Company with respect to patent rights relating to such Company Inventions in any and all countries shall continue beyond the termination of this Agreement.

Consultant hereby agrees that he shall not be entitled to any additional compensation for the assignments described in this Section 5 above and beyond the consideration set forth in the Agreement. The Consultant acknowledges and agrees that he will not be entitled to additional royalties, consideration or other payments with regard to any of the Proprietary Rights assigned to Company as set forth above, and does hereby explicitly, irrevocably and unconditionally waive the right to receive any such additional royalties, consideration or other payments.

6.	The Consultant shall not use any third party's intellectual property, materials, documents, other resources or confidential information in the performance of the Services.

7.	The Consultant shall report to the Company’s CEO during the period of the Agreement of his intention to provide services which creates conflict of interest between his other business interests and her position as a consultant to the Company. Within ten (10) business days from such notification, the Company shall inform the Consultant whether it wishes to continue with the terms of the Agreement or, at its sole discretion, terminate it with immediate effect.

8.	Upon termination of the Agreement, the Consultant shall immediately return to the Company or delete from his network all materials of any kind (whether in written or electronic form, computer files or otherwise) concerning the Proprietary Information, including all copies thereof, and he shall not retain any copies of such materials and shall erase such from all of his files and records in any format.

And in Witness hereof the parties sign and execute this Schedule B on June 17, 2015

/S/ Dr. Fernando de la Vega	/S/ Meni Biran
P.V. NANO CELL LTD.	Mr. Meni Biran

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